As filed with the Securities and Exchange Commission on May 12, 2026

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

ALLY FINANCIAL INC.

(Exact Name of Registrant as specified in its charter)

Delaware	38-0572512
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Ally Detroit Center

500 Woodward Avenue, Floor 10

Detroit, MI 48226

(Address including zip code of Principal Executive Offices)

Ally Financial Inc. Incentive Compensation Omnibus Plan

Ally Financial Inc. Employee Stock Purchase Plan

(Full Title of the Plan)

Austin T. McGrath

Vice President, Chief Accounting Officer, and Corporate Controller

Ally Financial Inc.

200 Renaissance Center

P.O. Box 200

Detroit, MI 48265-2000

(866) 710-4623

(Name, address and telephone number, including area code, of agent for service)

Copy to:

Catherine M. Clarkin, Esq. Sullivan & Cromwell LLP 125 Broad Street New York, New York 10004 (212) 558-4000	Jeffrey A. Belisle, Esq. Ally Detroit Center 500 Woodward Ave. Detroit, Michigan 48226 (866) 710-4623

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act of 1933 as amended (the “Securities
Act”). ☐

EXPLANATORY NOTE

The Ally Financial Inc. Incentive Compensation Omnibus Plan (the “2026 ICP”) and the Ally Financial Inc. Employee Stock Purchase Plan (the “2026 ESPP” and, together with the 2026 ICP, the “Plans”) were approved by the Board of Directors of Ally Financial Inc. (the “Company”) and, on May 6, 2026 (the “Effective Date”), by stockholders of the Company. This Registration Statement on Form S-8 is being filed for the purpose of registering 25,217,502 shares of common stock, $0.01 par value (“Common Stock”) that may be issued pursuant to the 2026 ICP and 12,333,889 shares of Common Stock that may be issued pursuant to the 2026 ESPP.

The aggregate 25,217,502 shares of Common Stock that may be issued pursuant to the 2026 ICP consists of (i) 13,269,209 shares of Common Stock that remained available for issuance under the existing Ally Financial Inc. Incentive Compensation Plan adopted by the Company on May 4, 2021 (the “2021 ICP”) and 648,293 shares of Common Stock that remained available for issuance under the existing Ally Financial Inc. Non-Employee Directors Equity Compensation Plan adopted by the Company on May 4, 2021 (the “2021 Director Plan” and, together with the 2021 ICP, the “Prior Plans”) prior to such Prior Plans being amended and restated and combined into the 2026 ICP as of the Effective Date, plus (ii) 11,300,000 additional shares of Common Stock approved by stockholders of the Company for issuance pursuant to the 2026 ICP. The aggregate 12,333,889 shares of Common Stock that may be issued pursuant to the 2026 ESPP consists of (i) 2,333,889 shares of Common Stock that remained available for issuance under the existing Ally Financial Inc. Employee Stock Purchase Plan adopted by the Company on May 4, 2021 (the “2021 ESPP”) prior to the 2021 ESPP being amended and restated by the 2026 ESPP and (ii) 10,000,000 additional shares of Common Stock approved by stockholders of the Company for issuance pursuant to the 2026 ESPP.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Item 1 and Item 2 of Part I of Form S-8 will be sent or given to participants as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”) and the instructions to Form S-8, such documents are not being filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents have been filed by the Registrant with the Securities and Exchange Commission (the Commission) (File No. 001-03754) and, other than any furnished information, are incorporated herein by reference:

(a) The Registrant’s Annual Report on Form 10-K for the year ended on December 31, 2025, filed with the Commission on February 25, 2026.

(b) The Registrant’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2026, filed with the Commission on May  5, 2026.

(c) The Registrant’s Current Reports on Form 8-K dated April 27, 2026, May 1, 2026 and May 8, 2026.

(d) The information from the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the SEC on March 18, 2026 specifically incorporated by reference into the Annual Report on Form 10-K for the year ended December 31, 2025.

(e) All other reports filed with the Commission pursuant to Section 13(a) or 15(d) of the Exchange Act subsequent to the end of the fiscal year covered by the form referred to in (a) above.

(f) The description of the Registrant’s capital stock which is contained in the Registrant’s Registration Statement on Form 8-A, dated April 8, 2014, including any amendments or supplements thereto.

In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein, (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein), modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

The Common Stock is registered under Section 12(b) of the Exchange Act.

Item 5. Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered pursuant to the Plans will be passed upon by Jeffrey Belisle, Esq., Associate General Counsel and Assistant Secretary of the Registrant. Jeffrey Belisle is regularly employed by the Registrant, participates in various Registrant employee benefit plans under which he may receive shares of Common Stock and currently beneficially owns less than 1% of the outstanding shares of Common Stock.

Item 6. Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceedings in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The Delaware General Corporation Law provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise. The Registrant’s Amended and Restated Certificate of Incorporation provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law. The indemnification rights set forth above are not exclusive of any other right which an indemnified person may have or hereafter acquire under any statute, provision of the Registrant’s Amended and Restated Certificate of Incorporation, provision of the Registrant’s Amended and Restated Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director or officer of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s or officer’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) a director for unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions, (iv) for any transaction from which the director derived an improper personal benefit, or (v) an officer in any action by or in the right of the corporation. The Registrant’s Certificate of Incorporation provides for such limitation of liability.

The Registrant maintains standard policies of insurance under which coverage is provided (a) to its directors and officers, in their capacities as such, against loss arising from claims made for any actual or alleged breach of duty or other wrongful act, and (b) to the Registrant with respect to payments which may be made by the Registrant to such officers and directors pursuant to the above indemnification provision or otherwise as a matter of law.

Item 7. Exemption from Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number

4.1	Amended and Restated Certificate of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated as of March 14, 2014 (Exchange Act File No. 001-03754))

4.2	Certificate of Designation of 4.7% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series B (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K, dated as of April 22, 2021 (Exchange Act File No. 001-03754)).

4.3	Certificate of Designation of 4.7% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series C (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated as of May 25, 2021 (Exchange Act File No. 001-03754)).

4.4	Certificate of Designation of 7.100% Fixed-Rate Reset Non-Cumulative Perpetual Preferred Stock, Series D (incorporated by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K, dated as of May 1, 2026 (File No. 1-3754))

4.5	Second Amended and Restated Bylaws of the Registrant (incorporated herein by reference to Exhibit 3.1 to the Company’s Current Report on Form 8-K dated as of December 9, 2022, (Exchange Act File No. 001-03754)).

5	Opinion of Jeffrey Belisle, Esq. (filed herewith)

23.1	Consent of Independent Registered Public Accounting Firm (filed herewith)

23.2	Consent of Jeffrey Belisle, Esq. (included in Exhibit 5)

24	Power of Attorney (included in the signature pages hereof)

99.1	Ally Financial Inc. Incentive Compensation Omnibus Plan (incorporated herein by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 18, 2026 (Exchange Act File No. 001-03754)).

99.2	Ally Financial Inc. Employee Stock Purchase Plan (incorporated herein by reference to Appendix C to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on March 18, 2026 (Exchange Act File No. 001-03754)).

107	Filing Fee Table.

Item 9. Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee Tables” or “Calculation of Registration Fee” table, as applicable, in the effective registration statement.

(iii) To include any material information with respect to the Plan not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Detroit, State of Michigan, on this 12th day of May, 2026.

Ally Financial Inc.

By:	/s/ Michael G. Rhodes
Name:	Michael G. Rhodes
Title:	Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below appoints Austin T. McGrath as his or her true and lawful attorney-in-fact and agent, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement, and to file the same, with all exhibits thereto, and all other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated, on the 12th day of May, 2026

Signature	Title

/s/ Michael G. Rhodes	Chief Executive Officer and Director
Michael G. Rhodes	(Principal Executive Officer)

/s/ Russell E. Hutchinson	Chief Financial Officer
Russell E. Hutchinson	(Principal Financial Officer)

/s/ Austin T. McGrath	Vice President, Controller and Chief Accounting Officer
Austin T. McGrath	(Principal Accounting Officer)

/s/ Gunther T. Bright	Director
Gunther T. Bright

/s/ William H. Cary	Director
William H. Cary

/s/ Mayree C. Clark	Director
Mayree C. Clark

/s/ Kim S. Fennebresque	Director
Kim S. Fennebresque

/s/ Thomas P. Gibbons	Director
Thomas P. Gibbons

/s/ Michelle J. Goldberg	Director
Michelle J. Goldberg

/s/ Franklin W. Hobbs	Director
Franklin W. Hobbs

/s/ Allan P. Merrill	Director
Allan P. Merrill

/s/ David Reilly	Director
David Reilly

/s/ Brian H. Sharples	Director
Brian H. Sharples

/s/ Tracey D. Weber	Director
Tracey D. Weber